NEWS RELEASE

New Well To Be Drilled at Belmont Lake Field

Kelowna, BC—November 4, 2013 - Lexaria Corp (LXRP-OTCQB) (LXX-CNSX) (the "Company" or "Lexaria") is pleased to report that work will begin soon for a new oil well to be drilled at the Belmont Lake Field, Mississippi. This is the first all-new well at Belmont Lake in three years.

The new 12-7 well is classified as a development well within the proven field, and is located immediately to the south-east of the original discovery well, the 12-1. The 12-1 well originally went into production in 2006 at approx 102 barrels of oil per day (BPD). It was recompleted in May 2012, when it produced an average of 124 BPD during the next 30 days of production.

The new 12-7 well will be located in an east-central quadrant of the expected reservoir that has to date been untapped by oil production and the Company expects success in this location. The 12-7 well is located the furthest to the east of any of the existing or currently planned wells in the field, so has the potential to test and drain large new areas of the Belmont Lake Field.

Lexaria is also pleased to have entered into business finance agreements that have pre-funded 100% of Lexaria’s share of expected drilling, completion, and infrastructure costs associated with this well. Because the new well is funded, the Company’s other cash needs have been reduced. On November 1, 2013, Lexaria closed $30,000 on the first tranche of its previously announced financing. Lexaria will be issuing 500,000 units priced at US$0.06 and 500,000 warrants exercisable to buy one additional common share each at $0.10 expiring November 1, 2015. Recompletion work meanwhile continues on the 12-4 well which is slightly behind schedule due to mechanical complications, but is now expected to be completed in the first half of November.

Lexaria retains a 50% working interest in the 12-4 well and a 13.3% working interest in the 12-7 well.

About Lexaria

Lexaria’s shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the reworking of the 12-4 oil well will be successful or lead to any improvement in oil production. There is no assurance that the drilling of the 12-7 well will be successful or lead to any increase in oil production.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.